INDEPENDENT AUDITORS' CONSENT




The Board of Trustees
Oppenheimer Trinity Growth Fund:

We consent to the use in the Registration Statement of Oppenheimer Trinity Growth Fund of our report dated August 11, 1999, included in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to our firm under the heading "Independent Auditors" included in such Statement of Additional Information.


/s/ KPMG LLP

KPMG LLP


Denver, Colorado
August 23, 1999